Exhibit 10.57

CAPITAL MARKET

ADVISORY AGREEMENT

THIS AGREEMENT, dated as of November 18, 2020, between Propanc Biopharma, Inc. (the “Company”), having its principal place of business at 302, 6 Butler Street, Camberwell VIC 3124 Australia and Exchange Listing, LLC (“Consultant”), having its principal place of business at 1111 S Roop St., Unit 100, Carson City, NV 89702.

RECITALS

WHEREAS, Consultant is engaged in the business of providing advisory services and advising companies in connection with their business; and

WHEREAS, Company desires to engage Consultant to perform certain advisory and consulting services for it, and Consultant desires to perform the services for the Company, subject to the terms and conditions of this Agreement;

THEREFORE, for the mutual promises contained herein, the parties hereto agree as follows:

AGREEMENT

1. ENGAGEMENT BY CONSULTANT. Company hereby engages Consultant and Consultant hereby agrees to hold himself available to render, and to render at the reasonable request of the Company, independent advisory and consulting services for the Company to the best of his ability (the “Services”), upon the terms and conditions hereinafter set forth.

A. Duties. Consultant shall perform those services as reasonably requested by the Company, including but not limited to the Services described herein. Consultant shall devote Consultant’s commercially reasonable efforts and attention to the performance of the Services for the Company on a timely basis. Consultant shall also make himself available to answer questions, provide advice and Services to the Company upon reasonable request and notice from the Company. It is mutually understood that the Consultant shall not be accountable for operational duties.

B. Responsibilities. Assist with the strategic analysis of the Company’s business objectives and specific advice on balancing these objectives with the expectations of the US capital markets.

C. Scope of Work.

1.	Capital Market Advisory – Provide a complete array of capital markets services, enabling the Company to better achieve its goals of raising capital though a Regulation A (“Offering”). Specific scope of services:

1.1.	Assist the Company with a capital market road map that includes strategy, development and execution;
1.2.	Assisting the Company with structuring its capitalization table and preparing for the Offering;
1.3.	Introducing the Company to the best of class service providers, including Investment Bankers, marketing firms, legal counsel, accounting, auditing, transfer agent, edgar agent and others;
1.4.	Assisting the Company with its Form 1-A Registration Statement to be filed with the Securities and Exchange Commission (“SEC”) and responding to comments for same;
1.5.	Consultant shall provide oversight with regard to the formatting and presentation of financial statement to ensure compliance within SEC required guidelines;
1.6.	Consultant shall have the right to act as the lead institutional investor under the Offering on the same terms as the other investors;
1.7.	Rendering advice on methods of structuring financing, assisting the Company in identifying and working with selected investors, placement agents and/or underwriters; and

1.8.	Reviewing the Company’s financial position and projections relating to the Company’s capital requirements, analyzing the pro forma effects of a financing on such projections.

2.	Organizational Meetings. Weekly Organizational meetings with the “working” team to review developments, discuss any potential challenges and establish action steps, results, timelines and responsibilities.

3.	Corporate Governance.

3.1	Assisting the Company with Development of its Corporate Governance Policy;
3.2	Assisting the Company with Creation and Adoption of Corporate Governance Manual; and
3.3	Assisting the Company with Development of its Complete corporate governance certification documents.

2. TERM. The term of this Agreement shall commence on the execution date and shall continue for a period of no less than 6 months or until the Company has completed its Offering or as otherwise extended by both parties.

3. COMPENSATION. The Company agrees to compensate the Consultant in the following manner as consideration of the Services to be rendered hereunder:

A.	$5,000 per month with $2,500 paid upon execution of this Agreement and then on a monthly basis thereafter with the balance accrued until the Company has raised at least $500,000 in the Offering;

B.	A bonus of $25,000 upon completion of a minimum amount of $500,000 in the Offering;

C.	200,000 warrants exercisable for five years at $1.00 per share with such warrants issued upon execution of this Agreement. The Company agree to include the shares underlying the warrants in any registration statement to be filed by the Company with the SEC. The warrants shall have a cashless exercise provision in the event that the shares underlying the warrants are not registered in an effective registration statement;

D.	One (1%) percent of the issued and outstanding shares of the Company upon completion of a minimum amount of $1,000,000 in the Offering;

E.	The Company shall promptly reimburse Consultant for any pre-approved costs and expenses incurred by Consultant in connection with any Services specifically requested by Company and performed by Consultant pursuant to the terms of the Agreement.

4. INDEPENDENT CONTRACTOR.

It is expressly agreed that Consultant is acting as an independent contractor in performing its services hereunder, and this Agreement is not intended to, nor does it create, an employer-employee relationship nor shall it be construed as creating any joint venture or partnership between the Company and Consultant. Consultant shall be responsible for all applicable federal, state and other taxes related to Consultant’s compensation hereunder and Company shall not withhold or pay any such taxes on behalf of Consultant, including without limitation social security, federal, state and other local income taxes. Since Consultant is acting solely as an independent contractor under this Agreement, Consultant shall not be entitled to insurance or other benefits normally provided by Company to its employees. While the foregoing Duties and Responsibilities of Consultant may in a technical legal sense cause Consultant to be deemed an agent of Company, Consultant shall have no authority to, nor shall he in any way attempt to, bind the Company to any agreements nor be responsible for its operations.

5. ASSIGNMENT.

This Agreement is being entered into in reliance upon and in consideration of the singular skill and qualifications of Consultant. Neither Consultant nor the Company shall voluntarily, or by operation of law assign or otherwise transfer the obligations incurred on its part pursuant to terms of this Agreement without the prior written consent of the other party, except that Company may assign this Agreement to its parent or any successor without the prior written consent of Consultant which shall be considered given by Consultant’s entry into this Agreement. Except as aforesaid, any attempt at assignment or transfer by either party of its obligations hereunder, without such consent, shall be null and void.

6. PROPRIETARY INFORMATION; WORK PRODUCT; NON-DISCLOSURE.

A. Company has conceived, developed and owns, and continues to conceive and develop, certain property rights and information, including but not limited to its business plans and objectives, client and customer information, financial projections, marketing plans, marketing materials, logos, and designs, and technical data, processes, know-how, formulae, databases, computer programs, and other trade secrets, intangible assets and industrial or proprietary property rights which may or may not be related directly or indirectly to Company’s business and all documentation, media or other tangible embodiment of or relating to any of the foregoing and all proprietary rights therein of Company are hereinafter referred to as “Proprietary Information”

B. General Restrictions on Use. Consultant agrees to hold all Proprietary Information in confidence and not to, directly or indirectly, disclose, use, copy, publish, summarize, or remove from Company’s premises and/or control any Proprietary Information (or remove from the control of Company any other property of Company), except (i) during the consulting relationship to the extent authorized and necessary to carry out Consultant’s responsibilities under this Agreement, and (ii) after termination of the consulting relationship, only as specifically authorized in writing by Company. Notwithstanding the foregoing, such restrictions shall not apply to: (x) information which Consultant can show was rightfully in Consultant’s possession at the time of disclosure by Company; (y) information which Consultant can show was received from a third party who lawfully developed the information independently of Company or obtained such information from Company under conditions which did not require that it be held in confidence; or (z) information which, at the time of disclosure, is generally available to the public.

C. Ownership of Work Product. All Work Product as defined hereinafter shall be considered work(s) made by Consultant for hire for Company and shall belong exclusively to Company and its designees. If by operation of law, any of the Work Product, including all related intellectual property rights, is not owned in its entirety by Company automatically upon creation thereof, then Consultant agrees to assign, and hereby assigns, to Company and its designees the ownership of such Work Product, including all related intellectual property rights. “Work Product” shall mean any writings (including excel, power point, emails, etc.), programming, documentation, data compilations, reports, and any other media, materials, or other objects produced as a result of Consultant’s work or delivered by Consultant in the course of performing that work.

7. TERMINATION. This Agreement may be terminated on the occurrence of any one of the following events:

A.	The expiration of the Term hereof;
B.	A material breach of this Agreement by Consultant, which breach has not been cured within thirty (30) days after a written demand for such performance is delivered to Consultant by the Company that specifically identifies the manner in which the Company believes that Consultant has breached this Agreement;
C.	Any material acts or events which inhibit Consultant from fully performing its responsibilities to the Company in good faith, such as (i) a felony criminal conviction; (ii) any other criminal conviction involving Consultant’s lack of honesty or Consultant’s moral turpitude; (iii) drug or alcohol abuse; or (iv) acts of dishonesty, gross carelessness or gross misconduct.

8. DISCLAIMER OF RESPONSIBILITY FOR ACTS OF COMPANY.

The obligations of the Consultant described in this Agreement consist solely of the furnishing of information and advice to the Company. All final decisions with respect to acts of the Company or its affiliates, whether or not made pursuant to or in reliance on information or advice furnished by Consultant hereunder, shall be those of the Company or such affiliates and Consultant shall under no circumstances be liable for any expenses incurred or loss suffered by the Company as a consequence of such decisions.

9. GENERAL PROVISIONS.

A. Governing Law and Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California. Each of the parties hereto consents to such jurisdiction for the enforcement of this Agreement and matters pertaining to the transaction and activities contemplated hereby.

B. Attorneys’ Fees. In the event a dispute arises with respect to this Agreement, the party prevailing in such dispute shall be entitled to recover all expenses, including, without limitation, reasonable attorneys’ fees and expenses incurred in ascertaining such party’s rights, in preparing to enforce or in enforcing such party’s rights under this Agreement, whether or not it was necessary for such party to institute suit.

C. Complete Agreement. This Agreement supersedes any and all of the other agreements, either oral or in writing, between the Parties with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to such subject matter in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may be changed or amended only by an amendment in writing signed by all of the Parties or their respective successors-in-interest.

D. Binding. Except as aforesaid, this Agreement shall be binding upon and inure to the benefit of the successors-in-interest, assigns and personal representatives of the respective Parties.

E. Notices. All notices and other communications provided for or permitted hereunder shall be made by hand delivery, first class mail, telex or telecopied, addressed as follows:

Company:	Propanc Biopharma, Inc. 302, 6 Butler Street Camberwell VIC 3124 Australia Attn: James Nathanielsz j.nathanielsz@propanc.com

Advisor:	Exchange Listing, LLC 1111 S Roop St., Unit 100 Carson City, NV 89702 Attn: Peter Goldstein peter@exchangelistingllc.com

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; five (5) business days after deposit in any Post Office in the continental United States or Canada, postage prepaid, if mailed; when answered back, if telexed; and when receipt is acknowledged or confirmed, if telefaxed. No notices may be sent via computer generated electronic mail (so-called “email”).

F. Unenforceable Terms. Any provision hereof prohibited by law or unenforceable under the law of any jurisdiction in which such provision is applicable shall as to such jurisdiction only be ineffective without affecting any other provision of this Agreement. To the full extent, however, that such applicable law may be waived to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms, the Parties hereto hereby waive such applicable law knowingly and understanding the effect of such waiver.

G. Execution in Counterparts. This Agreement may be executed in several counterparts and when so executed shall constitute one agreement binding on all the Parties, notwithstanding that all the Parties are not signatory to the original and same counterpart.

H. Further Assurance. From time to time each Party will execute and deliver such further instruments and will take such other action as any other Party may reasonably request in order to discharge and perform their obligations and agreements hereunder and to give effect to the intentions expressed in this Agreement.

I. Miscellaneous Provisions. The various headings and numbers herein and the grouping of provisions of this Agreement into separate articles and paragraphs are for the purpose of convenience only and shall not be considered a party hereof. The language in all parts of this Agreement shall in all cases be construed in accordance with its fair meaning as if prepared by all Parties to the Agreement and not strictly for or against any of the Parties.

J. Entire Agreement. This Agreement, together with the documents and exhibits referred to herein, embodies the entire understanding among the parties and merges all prior discussions or communications among them, and no party shall be bound by any definitions, conditions, warranties, or representations other than as expressly stated in this Agreement, or as subsequently set forth in writing, signed by the duly authorized representatives of all of the parties hereto. This agreement, when executed shall supersede and render null and void any and all preceding oral or written understandings and agreements.

K. No Oral Change; Waiver. This Agreement may only be changed, modified, or amended in writing by the mutual consent of the parties hereto. The provisions of this Agreement may only be waived in or by a writing signed by the party against whom enforcement of any waiver is sought.

10. INDEMNIFICATION.

Both Parties shall indemnify, defend and hold the other party harmless against any and all claims, loss, cost, liability, or expense (including, without limitation, reasonable attorneys’ fees and costs) incurred, sustained and/or paid by either party arising out of (i) any breach by either party of any of its representations, warranties or covenants made under or in connection with this Agreement, or (ii) the gross negligence or willful misconduct of either party in its performance under this Agreement.

11. WARRANTIES AND REPRESENTATIONS.

Consultant’s advisory services are provided on a best efforts basis and are based on his personal experience and expertise. There are no guarantees, warranties or representations of any kind that Consultant’s advice or services will produce any specific results for the benefit of the Company. Actual results may substantially and materially differ from those suggested by Consultant. Consultant represents and warrants to Company that (a) he is under no contractual restriction or other restrictions or obligations that are inconsistent with this Agreement, the performance of his duties and the covenants hereunder, and (b) he is under no physical or mental disability that would interfere with his keeping and performing all of the agreements, covenants and conditions to be kept or performed hereunder.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

“COMPANY”	“CONSULTANT”

PROPANC BIOPHARMA, INC.	PROPANC BIOPHARMA, INC.

By:	By:

Date:	Date:

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